Exhibit 99.1

FORM OF
INSTRUCTIONS FOR USE OF
SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the "Rights Offering") by Telanetix, Inc., a Delaware corporation (the "Company", "us", "we" or "our"), to the holders of record (the "Recordholders") of its common stock, par value $0.0001 per share (the "Common Stock"), as described in the Company's Prospectus, dated          , 2010 (the "Prospectus").  Recordholders of Common Stock at the close of business, on         , 2010 (the "Record Date") are receiving, at no charge, non-transferable subscription rights (the "Subscription Rights") to subscribe for and purchase shares of Common Stock.  An aggregate of 77,881,027 shares of Common Stock are being offered by the Prospectus.

As described in the Prospectus, each Subscription Right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase 0.2260240464 shares of Common Stock for every share of Common Stock owned as of the Record Date (the "Basic Subscription Privilege") and (ii) an over-subscription privilege that entitles the holder, if such holder exercises its Basic Subscription Privilege in full, to subscribe to purchase 1.1386829059 shares of Common Stock for every share of Common Stock owned as of the Record Date (the "Over-Subscription Privilege").  The price per share under both the basic subscription privilege and the over-subscription privilege is equal to $0.0385202935 (the "Subscription Price"). Subscription Rights may only be exercised in whole numbers; the Company will not issue fractional rights and will round all of the Subscription Rights down to the nearest whole number.

The Subscription Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on        , 2010, unless extended by the Company in it sole discretion (as so extended, the "Expiration Date").  After the Expiration Date, unexercised Subscription Rights will be null and void.  The Company will not be obligated to honor any purported exercise of Subscription Rights received by The Bank of New York Mellon (the "Subscription Agent") after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.  The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy under your Basic Subscription Privilege and under the Over-Subscription Privilege to the Subscription Agent, by no later than 5:00 p.m., Eastern Time, on the Expiration Date.  Any fractional shares of Common Stock resulting from the exercise of your Subscription Rights, including under the Basic Subscription Privilege and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.  Any excess subscription payment that you may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to you by the Subscription Agent as soon as practicable following the completion of the Rights Offering.

Under the terms of the promissory notes we issued on July 2, 2010 to affiliates of Hale Capital Partners, LP (collectively, "Hale"), we agreed to use the gross proceeds of the Rights Offering to redeem an aggregate of $3.0 million of principal amount of such notes.  To the extent the gross proceeds of the Rights Offering are less than $3.0 million, we and Hale agreed that Hale would exchange the principal amount of such notes to be redeemed (up to $3.0 million) for shares of Common Stock at an exchange price equal to the Subscription Price.  The Company paid Hale an aggregate of $60,000 in consideration of the foregoing.  In addition, we agreed to pay Hale upon completion of the Rights Offering an amount of cash equal to the accrued and unpaid interest in respect of the principal amount of the notes redeemed or otherwise exchanged for shares of Common Stock in connection with the Rights Offering.

The Subscription Rights held by each Recordholder are evidenced by a subscription rights certificate (the "Subscription Rights Certificate") registered in the Recordholder's name.  Your Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

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The number of Subscription Rights to which you are entitled is printed on the upper right hand corner of the face of your Subscription Rights Certificate.  You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

The Subscription Agent must receive your Subscription Rights Certificate or a properly completed and delivered Notice of Guaranteed Delivery, in either case with full payment of the total subscription amount, before 5:00 p.m. Eastern Time on the Expiration Date.  Once you have exercised your Subscription Rights, you cannot cancel, revoke or otherwise amend the exercise of your Subscription Rights.  If you do not exercise your Subscription Rights before the Expiration Date, then they will expire and you will have no further rights under them.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER'S CHECK DRAWN UPON A UNITED STATES BANK, MUST BE RECEIVED (BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.  ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.  SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1. Method of Subscription—Exercise of Subscription Rights.

To exercise Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for under the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be received by under the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date.  Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent until shares of Common Stock are issued upon completion of the Rights Offering.  All payments must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for by cashier's check or certified check, in each case, drawn upon a United States bank payable to the Subscription Agent.  Please reference your Subscription Rights Certificate number on your check.  Payments will be deemed to have been received upon receipt by the Subscription Agent of any certified check or cashier's check drawn upon a U.S. bank.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
c/o BNY Mellon Shareowner Services	c/o BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions Dept. - 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Subscription Rights or require additional copies of relevant documents, please contact the Subscription Agent at:

[•]
[•]

Banks and brokers please call: [•]

All others call toll free: [•]

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By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.  Alternatively, you may request a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an "Eligible Institution"), to deliver a written guarantee in the form included with these instructions (the "Notice of Guaranteed Delivery"), together with payment in full of your total subscription amount, to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date.  Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by your Subscription Rights Certificate, the number of shares of Common Stock that you intend to purchase under your Basic Subscription Privilege, the number of additional shares of Common Stock, if any, that you request to purchase under the Over-Subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights by no later than three business days after the Expiration Date.  If this procedure is followed, the properly completed Subscription Rights Certificate evidencing the Subscription Rights that you intend to exercise must be received by the Subscription Agent within three business days after the Expiration Date.  The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Subscription Rights Certificate at the address set forth above or may be transmitted, if transmitted by an Eligible Institution, to the Subscription Agent by facsimile transmission to 201-680-4626.  You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at 201-680-4860.  Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent.  Banks and brokers should call [•] and stockholders should call [•].

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total subscription amount, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription Agent.  If the Subscription Agent does not apply your full subscription payment to your purchase of shares of Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.

Banks, brokers, and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege or the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of shares of Common Stock that are being subscribed for under the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

If the aggregate Subscription Price you deliver to the Subscription Agent is insufficient to purchase the number of shares of Common Stock subscribed for, or if no number of shares of Common Stock to be purchased is specified, then you will be deemed to have exercised your Subscription Rights under the Basic Subscription Privilege to purchase shares of Common Stock to the full extent of the payment tendered.

If the aggregate Subscription Price you deliver to the Subscription Agent exceeds the amount necessary to purchase the number of shares of Common Stock for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or penalty, as soon as practicable following the completion of the Rights Offering.

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2. Issuance of Common Stock.

As soon as practicable following the completion of the Rights Offering, and the valid exercise of Subscription Rights under the Basic Subscription Privilege and Over-Subscription Privilege, and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate:

(a) Basic Subscription Privilege: The Subscription Agent will deliver to the Recordholders validly exercising their Subscription Rights, the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege: The Subscription Agent will deliver to the Recordholders validly exercising their Over-Subscription Privilege the number of shares of Common Stock purchased pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments: The Subscription Agent will mail to each Subscription Rights holder any excess subscription payment, without interest or penalty, received by the Subscription Agent.

3. Execution.

(a) Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the Subscription Rights Certificate, unless, for good cause, the Subscription Agent dispenses with proof of authority.

4. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the holders of the Subscription Rights.  If sent by mail, we recommend that you mail such certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested and that you allow a sufficient number of days to ensure delivery to the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date.

5. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the aggregate number shares of Common Stock subscribed for under the Basic Subscription Privilege and under the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total subscription amount for all shares of Common Stock subscribed for under the Basic Subscription Privilege and under the Over-Subscription Privilege on behalf of all such beneficial owners.

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6. Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Subscription Rights.  Any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases.  We may reject the exercise of any of your Subscription Rights because of any defect or irregularity.  We will not accept any exercise of Subscription Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and we will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of Rights if we determine that your exercise is not in accordance with the terms of the Rights Offering, as set forth in the Prospectus and these Instructions for Use, or in proper form.  We will also not accept the exercise of your Rights if our issuance of shares of our Common Stock to you could be deemed unlawful under applicable law.

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